Exhibit 99.1

Press Release
For Immediate Release

Beazer Homes Provides Business Update
Company to Exit Mortgage Origination Business;
Enters into Marketing Arrangement with Countrywide;
Company Implements Conclusions from Comprehensive Market Review and Provides Certain Preliminary First Quarter Operating Data

ATLANTA, February 1, 2008 -- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced the discontinuation of mortgage origination services through Beazer Mortgage Corporation, establishment of a new marketing services arrangement with Countrywide Financial Corporation and conclusions from its previously announced comprehensive review of the Company’s markets.  The Company also provided certain unaudited and preliminary first quarter financial and operating data.

“We remain disciplined in our operating approach, responding to what has been and what we expect will continue to be a challenging environment for homebuilding,” said Ian J. McCarthy, President and Chief Executive Officer. “We continue to make reductions in direct costs, overhead expenses and land spending, as well as unsold home inventories and believe the actions we have taken to preserve liquidity and generate cash will enable us to successfully weather the downturn.  At the same time, we believe the strategic actions we are announcing today will position us well to take advantage of opportunities that will arise when our markets begin to recover.  We continue to focus on differentiating Beazer Homes in the eyes of the consumer and allocating capital and resources in order to enhance long term shareholder value.”

Mortgage Origination Services
The Company announced that it will discontinue mortgage origination services through Beazer Mortgage Corporation effective immediately and has ended its related mortgage services relationship with Homebuilders Financial Network, LLC (“HFN”). The Company has entered into a new marketing services arrangement with Countrywide Financial Corporation (NYSE: CFC), whereby Beazer Homes will market Countrywide as the preferred mortgage provider to Beazer Homes’ customers.  Under the agreement, Countrywide’s comprehensive array of mortgage products and services will be made available to Beazer Homes’ homebuyers through dedicated Countrywide loan counselors serving all of Beazer Homes’ communities.

“We are pleased to enter into this arrangement with Countrywide, whose broad capabilities in the mortgage financing business make it uniquely qualified to serve our customers across the country,” said McCarthy.  “Through this agreement, we can continue to focus on what we do best, providing our customers with homes of superior quality and value.  At the same time, given the increasing complexities in mortgage financing today, we believe working with an established leader in mortgage lending makes the most sense for our homebuyers and our business.”

Beazer’s decision to close Beazer Mortgage Corporation and end its relationship with HFN will result in related charges and expenses.  The Company does not believe that the amounts and timing of such expenses will be determinable until the Company is able to resolve the previously disclosed mortgage origination issues identified by the Audit Committee’s investigation.

Comprehensive Market Review
As previously announced in July 2007, the Company has undertaken a comprehensive review of each of its markets in order to refine its overall investment strategy and optimize its capital and resource allocation to enhance both its financial position and shareholder value. This review entailed an evaluation of both external market factors and the Company’s position in each market to determine how to optimize and prioritize investment across the Company’s existing and potential geographic footprint.

As a result of this review, the Company has decided that it will exit its homebuilding operations in Charlotte, NC, Cincinnati/Dayton, OH, Columbia, SC, Columbus, OH, and Lexington, KY.  While specific plans and timetables for an orderly transition will vary according to the market, the Company intends to complete all homes under construction and is committed to maintaining customer care resources to provide ongoing warranty service to homeowners through their warranty periods.  The Company is evaluating its current land holdings and inventory in each of these markets to determine the appropriate methods and timing for disposition.

Over the next twelve months, the Company expects to generate incremental cash as a result of the decision to withdraw from these markets.  At December 31, 2007, the Company expects to reclassify certain assets in these markets as property held for sale, and to recognize impairment charges to reduce their carrying value to estimated proceeds less costs to sell.  The Company also expects to recognize abandonment charges related to land option positions.  In addition, over the next few months, the Company will incur other shut down costs associated with the wind down of operations.  Due to the ongoing restatement, the Company will not be able to quantify the financial impact of these decisions until restated financial statements are finalized.  At June 30, 2007, approximately 5% of the Company’s homebuilding assets were invested in the markets affected by today’s announcement.

In addition, the Company has confirmed plans to enter the Northwest Florida market in cooperation with The St. Joe Company (NYSE:  JOE).  The two companies entered into a long-term relationship in 2006 under which St. Joe entitles and sells home sites in a number of the region’s markets to Beazer Homes.  The two companies work together on several projects and together plan to identify new opportunities as market conditions in the region improve.

Preliminary First Quarter Financial and Operating Data
As previously announced, the Company is in the process of restating certain prior periods’ financial statements including interim periods of fiscal 2007 and 2006.  As such, comparisons of preliminary financial and operating data for the quarter ended December 31, 2007 to the financial and operating data for the quarter ended December 31, 2006 are prior to the effect of any restatement and, as this data is preliminary and unaudited, is subject to change.  Other than cash balances, the Company does not expect to release financial data until the restatements are complete.  The Company is working expeditiously to complete the restatements and report financial results for the year ended September 30, 2007 and the quarter ended December 31, 2007 as soon as practicable.  The Company currently believes such restatements can be completed prior to May 15, 2008.

As previously announced on January 23, 2007, home closings for the quarter ended December 31, 2007, totaled 2,010, a 24% decline from the same period in the prior fiscal year.  This resulted in a backlog conversion ratio of 67%, as the Company remained focused on converting its existing backlog for cash generation. Net new home orders totaled 1,260, a decline of 29% from the prior fiscal year.  At 46%, the cancellation rate for the quarter was comparable to the 43% rate experienced for the same period in the prior fiscal year and significantly improved from the unusually high rate of 68% in the fourth quarter of fiscal 2007.

Also as previously announced, at December 31, 2007, the Company had a cash balance in excess of $325 million, compared to $155 million at December 31, 2006 and $460 million at September 30, 2007.  As previously reported, during the quarter, the Company repaid approximately $75 million in secured debt, and paid a consent fee to holders of its Senior Notes and Senior Convertible Notes and related expenses totaling $21 million. The cash balance at December 31, 2007 includes approximately $92 million of restricted cash pledged to collateralize the Company’s outstanding letters of credit.  The Company is continuing the process of replacing this pledged cash with real property in the collateral pool under its secured revolving credit facility.  Due to seasonal patterns, the Company generally experiences a net use of cash in its first fiscal quarter, as was the case this year, although the Company continues to expect that for the whole of fiscal 2008, it will generate net cash from operations.

The Company continues to reduce its land position and unsold home inventories. The Company controlled approximately 58,000 lots at December 31, 2007, reflecting reductions of 6% and 31%, respectively from previously reported levels as of September 30, 2007 and December 31, 2006.  As of December 31, 2007, unsold finished homes and unsold homes under construction declined by 49% and 37%, respectively, from year-ago levels. The Company remains committed to aligning its land supply and inventory levels to current expectations for home closings, and continues to exercise caution and discipline with respect to investment in inventory.  The Company continues to expect that land spending in fiscal 2008 will be reduced compared to fiscal 2007, based on current market conditions.

The Company currently expects its results for the first quarter of fiscal 2008 to include material charges to abandon land option contracts and to recognize inventory impairments.  As the Company is in the process of restating prior periods’ financial statements, it is unable to quantify the amount of these charges at this time.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer Homes, a Fortune 500 Company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the risk that additional information may arise fromthe final conclusions of the Audit Committee’s investigation,the preparation of the Company’s restated financial statements, including the audit by our independent auditors, or other subsequent events that would require us to make additional adjustments; (ii) the risk that additional issues or matters may arise from the pending United States Attorney, SEC, and other federal and state investigations, or that additional governmental proceedings may arise as a result of the matters subject to the Audit Committee’s investigation or additional issues or matters, and the timing, final outcome and consequences of these proceedings, including the risk that a settlement of these proceedings may not be achievable without the payment of significant fines or penalties or the incurrence of significant sanctions; (iii) the timing, final outcome and consequences of the putative class action lawsuits, derivative claims and similar proceedings, including the risk that additional lawsuits, claims or proceedings may arise as a result of the matters subject to the Audit Committee’s investigation and that the Company could be subject to significant legal judgments, fines, penalties, settlements or sanctions resulting therefrom; (iv) the risk that the Company may not be able to complete the restatement and commence timely filing its periodic reports with the SEC on or before May 15, 2008, which could result in a claim of default under most of the Company’s debt, including by the trustees under the indentures or the requisite bondholders and, if such indenture defaultswere not cured or waived within the applicable 60-day grace periodthe risk that these defaults, could result in an attempt by the trustee, the requisite bondholders or the Company’s other lenders to accelerate the repayment of our outstanding debt obligations; (v) the risk that impairments, charges and other potential liabilities associated with the termination of mortgage origination services and related actions,  the exiting of identified markets and the Company’s other strategic initiatives could be significant; (vi) any adverse effect on the Company’s business and the market price of its securities arising from the continuing negative publicity related to the restatementand the investigations; (vii) any breach by the Company of the continued listing requirements of the New York Stock Exchange causing the New York Stock Exchange to initiate suspension or delisting procedures; (viii) the duration and severity of adverse market conditions nationally and in local markets, including prolonged credit tightening in the mortgage markets; (ix) volatility of mortgage interest rates and inflation; (x) increased competition; (xi) shortages of skilled labor or raw materials used in the production of houses; (xii) increased prices for labor, land and raw materials used in the production of houses; (xiii) increased land development costs on projects under development; (xiv) the cost and availability of insurance, including the availability of insurance for the presence of mold; (xv) the impact of construction defect and home warranty claims; (xvi) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies; (xvii) the Company’s ability to maintain sufficient cash and other liquid resources to meet its liquidity requirements; and (xviii) the risk that the Company’s credit ratings maybe continue tobe adversely affected due to the restatement of the Company’s financial statements or continuing adverse market conditions.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
Leslie H. Kratcoski
Vice President,
Investor Relations & Corporate Communications
770-829-3700
lkratcos@beazer.com